Exhibit 99.2

Minnesota Attorney General and Willis Group Holdings Resolve Insurance Investigation

     NEW YORK--(BUSINESS WIRE)--April 8, 2005--Minnesota Attorney General Mike Hatch and Willis Group Holdings, Ltd. Chairman and CEO Joe Plumeri today announced an agreement relating to Willis' insurance brokerage practices.
     Under the agreement, Willis will make payments to its Minnesota clients of an additional USD1 million on top of the payments to be made by Willis under a simultaneously executed national agreement with the New York Attorney General's Office and the New York Superintendent of Insurance. Willis also agreed to reforms that include additional disclosures to clients and greater transparency in insurance transactions.
     Joe Plumeri, Chairman and Chief Executive Officer of Willis Group Holdings, said: "Willis is pleased to have resolved this investigation with Attorney General Hatch and to put it behind our company. Through his direct, personal involvement, Attorney General Hatch brought to our attention a number of concerns, which we have addressed. Willis was the first major broker in the industry to end the use of contingents. We believe that all insurance brokers and insurers should relinquish the use of contingent agreements."
     "We are pleased to have reached this agreement with Willis. I commend Mr. Plumeri for coming to Minnesota to discuss these issues with me directly and, through his hands-on involvement, forging this agreement," said Hatch.
     Under the terms of the agreement, Willis will be contacting by letter Minnesota policyholders who may be eligible for payments.
     The agreement between Willis and Minnesota Attorney General Hatch resolves the issues raised in the Attorney General's March 8, 2005 court filings. Under the agreement, Willis admits no wrongdoing or liability.
     Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in over 100 countries, its global team of 14,500 Associates serves clients in 180 countries. Willis is publicly traded on the New York Stock Exchange under the symbol WSH. Additional information on Willis may be found on its web site: www.willis.com.


     CONTACT: Willis Group Holdings Limited
              Investors:
              Kerry K. Calaiaro
              +1 212 837-0880
              Email: calaiaro_ke@willis.com
               or
              Media:
              Dan Prince
              +1 212 837-0806
              Email: prince_da@willis.com